EXHIBIT 10.1

RATE APPLICABLE TO

PARTICIPATING DIRECTORS AND EXECUTIVE OFFICERS UNDER THE

DIRECTORS AND EXECUTIVES DEFERRED COMPENSATION PLAN

Effective for the 2015 plan year, the Board of Directors and its Compensation Committee have approved an applicable interest rate for the Directors and Executives Deferred Compensation Plan of 10.57%. That rate is a decrease from the 10.94% rate in effect for 2014, and applies prospectively to certain participants, including all participants who presently are directors or executive officers of the registrant. Rates are subject to annual approval by the Board, but generally remain in effect until changed. The new interest rate, within the context of the entire Plan, has been established at a level intended to provide both retention and long-term non-compete incentives. When a participant retires after 2010 due to mandatory retirement, the participant’s interest rate during retirement will be the highest rate in place over the past three years — that is, the highest of the rates applicable during the year of retirement and the previous two years.